                                                                 Exhibit 99.1

RISK FACTORS

OUR COMPANY HAS A HISTORY OF OPERATING LOSSES

    PLC Systems Inc. was founded in 1987. We have incurred operating losses in every year of our existence except 1995. We have incurred net losses of $7,410,000 for the year ended December 31, 2000, $6,555,000 for the year ended December 31, 1999 and $16,603,000 for the year ended December 31, 1998. As of December 31, 2000, we had an accumulated deficit of $82,101,000. We have not achieved profitability and expect to continue to incur net losses for at least the foreseeable future. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

OUR COMPANY IS DEPENDENT ON ONE PRINCIPAL PRODUCT

    We develop and market one principal product line, which consists of two patented high-powered carbon dioxide laser systems known as the Heart Laser Systems and related disposables. Approximately 90% of our revenues in the fiscal year ended December 31, 2000 and 89% in the fiscal year ended

December 31, 1999 was derived from the sales and service of our first generation laser and related disposables.

OUR COMPANY MAY BE UNABLE TO RAISE NEEDED FUNDS

    As of December 31, 2000, we had cash, cash equivalents and marketable securities totaling $6,014,000. Based on our current operating plan, we anticipate that our existing capital resources, including cash raised in our January 2001 sale of common stock to Edwards, should be sufficient to meet our working capital requirements through December 31, 2001. If our business does not progress in accordance with our current business plan, we may need to raise additional funds. We may not be able to raise additional capital upon satisfactory terms or at all, and our business, financial condition and results of operations could be materially and adversely affected. To the extent that we raise additional capital by issuing equity or convertible securities, ownership dilution to our stockholders will result.

IN ORDER TO COMPETE EFFECTIVELY, OUR HEART LASER SYSTEMS NEED TO GAIN
   COMMERCIAL ACCEPTANCE

    The Heart Laser Systems are designed for use in the treatment of coronary artery disease in a surgical laser procedure we pioneered known as transmyocardial revascularization. Transmyocardial revascularization is commonly referred to in our industry as "TMR." TMR is a new technology that is only recently becoming known. Our products may never achieve widespread commercial acceptance. To be successful, we need to:

    - demonstrate to the medical community in general, and to heart surgeons and cardiologists in particular, that TMR procedures and the Heart Laser Systems are effective, relatively safe and cost effective;

    - support third party efforts to document the medical processes by which TMR procedures relieve angina, if any;

    - train heart surgeons to perform TMR procedures using the Heart Laser Systems; and

    - obtain widespread third party reimbursement for the TMR procedure.

To date, we have trained only a limited number of heart surgeons and will need to expand our marketing and training capabilities.

    Although the Heart Laser Systems have received FDA approval and the CE Mark, they have not yet received widespread commercial acceptance. If we are unable to maintain regulatory approvals or to achieve widespread commercial acceptance of the Heart Laser Systems, our business, financial condition and results of operations will be materially and adversely affected.

RESULTS OF LONG-TERM CLINICAL STUDIES MAY ADVERSELY AFFECT OUR BUSINESS

    Patients have only been treated with the HL1 since January 1990, and, as a result, there have been few long-term follow-up studies. If patients suffer harmful, long-term consequences from the Heart Laser Systems, our business, financial condition and results of operations will be materially and adversely affected.

    Our business may be adversely affected by a recent six-month clinical study ("DIRECT"), the results of which were released on October 20, 2000 at the Transcatheter Therapeutics Conference. The DIRECT study, which used a Johnson & Johnson holmium PMR laser, demonstrated no significant differences in the clinical outcomes measured between patients receiving PMR therapy and patients in the control group. The principal investigator of the DIRECT study concluded that the similar outcomes in patients in the treatment group and patients in the control group suggests a strong placebo effect, as opposed to any real therapeutic benefit from the PMR laser revascularization procedure. Although we believe that there are distinct clinical differences and therapeutic outcomes between a surgical laser

TMR procedure and an interventional laser PMR procedure, the negative publicity resulting from the DIRECT study with respect to all laser revascularization procedures, including our CO2 laser TMR approach, makes it more challenging for us to distinguish our surgical TMR from PMR, and our CO2 laser from holmium lasers. If we are unable to distinguish these procedures and therapies, the Heart Laser Systems may never gain broad commercial acceptance and, therefore, our business will be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD MAKE THE HEART LASER
   SYSTEMS OBSOLETE

    Our industry is characterized by rapid technological change and intense competition. New technologies and products and new industry standards will develop at a rapid pace. They could make the Heart Laser Systems obsolete. The advent of new devices and procedures and advances in new drugs and genetic engineering are especially threatening. Our future success will depend upon our ability to develop and introduce product enhancements to address the needs of our customers. Material delays in introducing product enhancements may cause customers to forego purchases of our product and purchase those of our competitors.

    Many of our competitors have substantially greater financial resources and are in a better financial position to exploit marketing and research and development opportunities. Our competitors' products use different types of lasers than we use in the Heart Laser Systems, including holmium and excimer lasers that may gain more widespread market acceptance than the Heart Laser Systems. In addition, we believe that several companies are attempting to develop less invasive methods of performing TMR procedures. These new methods may eliminate the need to make an incision in the patient's chest, reducing costs and speeding recovery. These new technologies and methods may erode the potential TMR market, which could have a material adverse effect on our business, financial condition and results of operations.

WE MUST RECEIVE AND MAINTAIN GOVERNMENT APPROVAL IN ORDER TO MARKET OUR
   PRODUCT

    GENERAL

    The Heart Laser Systems and our manufacturing activities are subject to extensive, rigorous and changing federal and state regulation in the United States and to similar regulatory requirements in other major markets, including the European Union and Japan. To date, we have received regulatory approval in the United States and have the ability to market the Heart Laser Systems in the European Union (excluding France). We have not received regulatory approval in Japan. Without regulatory approval, we cannot market the Heart Laser Systems in Japan. Even if granted, regulations may significantly restrict the use of the Heart Laser Systems. The process of obtaining and maintaining required regulatory approval is lengthy, expensive and uncertain.

    UNITED STATES--ALTHOUGH WE HAVE RECEIVED FDA APPROVAL, THE FDA HAS RESTRICTED THE USE OF THE HEART LASER SYSTEMS AND COULD REVERSE ITS APPROVAL AT ANY TIME

    We received FDA approval to market the HL1 and HL2 for TMR procedures in August 1998 and January 2001, respectively. However, the FDA:

   - has not allowed us to market the Heart Laser Systems to treat patients whose condition is amenable to conventional treatments, such as heart bypass surgery and angioplasty; and

   - could reverse its ruling and prohibit use of the Heart Laser Systems at any time.

    EUROPE--ALTHOUGH WE HAVE THE ABILITY TO MARKET OUR PRODUCT IN THE
    EUROPEAN UNION, INDIVIDUAL MEMBERS OF THE EUROPEAN UNION COULD, AND FRANCE HAS, PROHIBITED COMMERCIAL USE OF THE HEART LASER SYSTEMS

    We received the CE Mark from the European Union for the HL1 and HL2 in March 1995 and March 2001, respectively. However:

   - the European Union could reverse its ruling and prohibit use of the Heart Laser Systems at any time;

   - we cannot market the Heart Laser Systems in France; and

   - other European Union countries could prohibit or restrict use of the Heart Laser Systems.

    The French Ministry of Health instituted a commercial moratorium on TMR procedures in October 1997. In its opinion, the procedure is considered to be experimental and should only be performed within the context of a clinical study. An evaluation of the safety of the HL1 has been currently under review by a panel of French experts. There can be no assurance that this moratorium will be lifted on a timely basis or at all.

    ASIA--WE CANNOT MARKET OUR PRODUCT IN MAJOR ASIAN MARKETS UNTIL WE
       RECEIVE GOVERNMENT APPROVAL

    We believe that Japan represents the largest potential market for the Heart Laser Systems in Asia. Prior to marketing the Heart Laser Systems in Japan, we must receive approval from the Japanese government. This approval requires a clinical study in Japan with at least 60 patients. A study was completed in 1998 with the HL1. Although the results of this study have been submitted to the Japanese government, we do not know whether the clinical study will be sufficient or when, if ever, we will receive approval to sell the HL1 in Japan.

WE COULD INCUR SUBSTANTIAL COSTS DEFENDING AGAINST POSSIBLE LEGAL CLAIMS
 IN THE FUTURE

    We have been sued for alleged securities law violations in the past, and may be subject to similar claims or other claims in the future. Between August 1997 and November 1997, we were named as defendant in 21 class action lawsuits alleging violations of federal securities laws because we failed to obtain a favorable FDA panel recommendation to market the HL1. Nineteen of the claims were consolidated into a single action and some of the claims were dismissed in 1999. All remaining claims were settled in February 2001. The settlement of these claims did not have a material impact on our financial statements. However, any future litigation or claims, whether or not valid, could result in substantial costs and diversion of resources with no assurance of success.

ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS MAY IMPACT OUR
 RESULTS OF OPERATIONS

    In our industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends on our ability to successfully defend our intellectual property. Future litigation may have a material impact on our financial condition even if we are successful in marketing the Heart Laser Systems. We may not be successful in defending or asserting our intellectual property rights.

    An adverse outcome in any litigation or interference proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. In addition, a finding that any of our intellectual property is invalid could allow our competitors to more easily and cost-effectively compete with us. Thus, an unfavorable outcome in any patent litigation or interference proceeding could have a material adverse effect on our business, financial condition or results of operations.

    The cost to us of any patent litigation or interference proceeding could be substantial. Uncertainties resulting from the initiation and continuation of patent litigation or interference proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and interference proceedings may also absorb significant management time.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS; OUR INSURANCE MAY NOT BE
 SUFFICIENT TO COVER DAMAGES

    We may be subject to product liability claims. The United States Supreme Court has stated that compliance with FDA regulations will not shield a company from common-law negligent design claims or manufacturing and labeling claims based on state rules. Such claims may absorb significant management time and could degrade the reputation of PLC and the marketability of the Heart Laser Systems. If product liability claims are made with respect to our products, we may need to recall the implicated product which could have a material adverse effect on our business, financial condition and results of operations. In addition, although we maintain product liability insurance with a per claim and yearly aggregate maximum of $10 million, subject to a $50,000 per occurrence and $250,000 aggregate self-insured deductible, we cannot be sure that our insurance will be adequate to cover potential product liability lawsuits. Our insurance is expensive and in the future may not be available on acceptable terms, if at all. If a successful product liability claim or series of claims exceeded our insurance coverage, it could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN SUPPLIERS

    Some of the components for our laser systems, most notably the power supply, ECG card and certain optics and fabricated parts, are only available from one supplier. We have no assurance that we will ever be able to source some or all of our sole sourced components from more than one supplier. Any interruption in supply from these suppliers could prevent us from meeting commercial demands for the Heart Laser Systems, which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED MANUFACTURING EXPERIENCE BUILDING THE HL2

    We have only recently begun to manufacture the HL2. The HL2 is based on a different design than the HL1. In order to achieve certain manufacturing cost savings, we have taken a more vertically integrated approach to the manufacture of the HL2 than we did with the HL1. As a result, we may experience manufacturing difficulties, including but not limited to:

   - shortages in component parts due to supplier manufacturing or procurement delays;

   - lack of experienced technical personnel;

   - production yields; and

   - changing processes and controls over the manufacturing procedures employed.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    A portion of our product sales are generated from operations outside of the United States. Establishing and expanding international sales can be expensive. Managing and overseeing foreign operations may be difficult and products may not receive market acceptance. Risks of doing business outside the U.S. include the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that our international business will grow or that any of the foregoing risks will not result in a material adverse effect on our business or results of operations.

BECAUSE WE ARE INCORPORATED IN CANADA, YOU MAY NOT BE ABLE TO ENFORCE
 JUDGMENTS AGAINST US AND OUR CANADIAN DIRECTORS

    Under Canadian law, you may not be able to enforce a judgment issued by courts in the United States against us or our Canadian directors. The status of the law in Canada is unclear as to whether a

U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

ANTITAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM
   RETURN

    Provisions of Canadian law could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. Specifically, Canadian law requires any person who makes a tender offer that would increase the person's stock ownership to more than 20% of our outstanding common stock to make a tender offer for all of our common stock. These provisions could prevent you from realizing the premium return that stockholders may realize in conjunction with corporate takeovers.

    In addition, we have three classes of directors, with approximately one-third elected each year for a three-year term. These provisions may have the effect of delaying or preventing a corporate takeover or a change in our management. This could adversely affect the market price of our common stock.

THE MARKET PRICE OF OUR STOCK MAY FALL IF OTHER SHAREHOLDERS SELL THEIR
   STOCK

    Certain current shareholders hold large amounts of our restricted stock, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

THE VALUE OF YOUR COMMON STOCK MAY DECREASE IF OTHER SECURITY HOLDERS
 EXERCISE THEIR OPTIONS AND WARRANTS

   As shown in the table below, as of December 31, 2000 we have reserved an additional 4,728,742 shares of common stock for future issuance upon exercise of outstanding options and redeemable warrants.

                                                     WEIGHTED AVERAGE
                              RANGE OF EXERCISE/         EXERCISE/            SHARES RESERVED FOR
                              CONVERSION PRICES      CONVERSION PRICE           FUTURE ISSUANCE
                             -------------------    ------------------        --------------------
Options                         $.53 - $8.88             $ 3.00                    4,071,501
Redeemable Warrants            $1.00 - $27.81            $11.37                      316,190
Employee Stock Purchase Plan       $.43                  $  .43                      341,051
                                                                                   ---------
Total                                                                              4,728,742
                                                                                   =========


We may issue additional options and warrants in the future. If any of these securities are exercised, you may experience significant dilution in the market value of your common stock. In January 2001, we issued additional warrants and adjusted the purchase price for certain outstanding warrants.

WE HAVE NO INTENTION TO PAY DIVIDENDS

    We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN
   FORWARD-LOOKING STATEMENTS

    This annual report and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans and expectations and involve known and unknown risks and uncertainties. Statements containing terms such as:

   - believes,

   - does not believe,

   - plans,

   - expects,

   - intends,

   - estimates,

   - anticipates,

and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

   No forward-looking statement is a guarantee of future performance. Our actual results could differ materially from those anticipated in these forward-looking statements. We make cautionary statements in certain sections of this annual report on Form 10-K, including in the risk factors identified above, and in materials incorporated herein by reference. You should read these cautionary statements as being applicable to all related forward-looking statements, wherever they appear in this annual report, in the materials referred to in this annual report, in the materials incorporated by reference into this annual report or in our press releases. You should not place undue reliance on any forward-looking statement.